Exhibit 99.01

DexCom Inc. Reports Fourth Quarter and Full Year 2008 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-March 5, 2009) - DexCom, Inc. (Nasdaq:DXCM) today reported its financial results as of and for the quarter and fiscal year ended December 31, 2008.

For the full-year ended December 31, 2008, product revenue grew to $8.1 million, an increase of 75% from the $4.6 million in product revenue reported for 2007, and total revenue grew to $9.8 million, an increase of 113% from 2007. Product revenue totaled approximately $2.45 million for the fourth quarter of 2008, an increase of 61% from the $1.5 million in product revenue reported for the comparable period in 2007. Total fourth quarter 2008 revenue, which included development grant revenue, was $4.1 million, an increase of 167% from the comparable period in 2007. The Company reported a net loss of $13.5 million, or $0.45 per share, and $55.2 million, or $1.87 per share, for the three and twelve months ended December 31, 2008, up from $12.2 million, or $0.43 per share, and $45.9 million, or $1.62 per share, for the three and twelve months ended December 31, 2007. The net loss for 2008 included $11.6 million in non-cash expenses, comprised primarily of share-based compensation, depreciation, and amortization.

Cost of sales for the twelve months ended December 31, 2008 totaled $15.4 million compared to $12.7 million for 2007. The increase was due to additional product sales and development expenses relating to development and collaboration agreements entered into during 2008. Research and development expense totaled $19.6 million compared to $16.1 million in 2007. Changes in research and development expense included higher consulting, facility, and supply costs. Selling, general and administrative expense totaled $27.7 million in 2008 compared to $22.4 million in 2007, with the change primarily due to additional selling, legal and marketing costs, including increased share-based compensation. As of December 31, 2008, the Company had $27.1 million in cash and marketable securities, and $4.3 million in restricted cash. On February 4, 2009, the Company completed a follow-on public offering, selling an aggregate of approximately 16.0 million shares of its common stock for net proceeds of approximately $45.6 million, after deducting underwriting discounts, commissions and estimated offering expenses.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (877) 397-0235 (US/Canada) or (719) 325-4854 (International) and use the participant code “2713497” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on Form 10-K for the period ending December 31, 2008, as filed with the Securities and Exchange Commission on March 5, 2009.

FOR MORE INFORMATION:

Jess Roper

Vice President and Chief Financial Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands—except par value data)

	As of December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$12,700	$23,115
Short-term marketable securities, available-for-sale	14,368	41,208
Accounts receivable, net	1,118	215
Inventory	2,446	1,139
Prepaid and other current assets	1,426	1,614

Total current assets	32,058	67,291
Property and equipment, net	6,105	6,649
Restricted cash	4,270	914
Other assets	1,933	2,405

Total assets	$44,366	$77,259

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$4,599	$4,535
Accrued payroll and related expenses	2,115	2,537
Current portion of long-term debt	1,931	1,375
Current portion of deferred revenue	6,351	—

Total current liabilities	14,996	8,447
Long-term portion of deferred revenue	5,669	—
Other liabilities	889	666
Long-term debt, net of current portion	61,425	61,031

Total liabilities	82,979	70,144
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value per share, 5,000 shares authorized; no shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively.	—	—
Common stock, $0.001 par value per share, 100,000 authorized; 30,103 and 29,824 shares issued and outstanding, respectively, at December 31, 2008, and 28,778 and 28,624 shares issued and outstanding, respectively, at December 31, 2007	30	29
Additional paid-in capital	192,743	183,325
Accumulated other comprehensive income	50	13
Accumulated deficit	(231,436)	(176,252)

Total stockholders’ (deficit) equity	(38,613)	7,115

Total liabilities and stockholders’ (deficit) equity	$44,366	$77,259

DexCom Inc.

Consolidated Statements of Operations

(In thousands—except per share data)

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31,
	2008	2007	2008	2007
Product revenue	$2,466	$1,528	$8,108	$4,627
Development grant revenue	1,608	—	1,730	—

Total revenue	4,074	1,528	9,838	4,627
Product cost of sales	3,550	3,655	13,383	12,736
Development cost of sales	1,342	—	1,984	—

Total cost of sales	4,892	3,655	15,367	12,736

Gross margin (deficit)	(818)	(2,127)	(5,529)	(8,109)
Operating expenses
Research and development	4,571	4,397	19,629	16,131
Selling, general and administrative	7,349	5,653	27,669	22,436

Total operating expenses	11,920	10,050	47,298	38,567
Operating loss	(12,738)	(12,177)	(52,827)	(46,676)
Other income	34	—	34	—
Interest income	133	850	1,220	3,782
Interest expense	(879)	(902)	(3,611)	(2,984)

Net loss	$(13,450)	$(12,229)	$(55,184)	$(45,878)

Basic and diluted net loss per share	$(0.45)	$(0.43)	$(1.87)	$(1.62)

Shares used to compute basic and diluted net loss per share	29,701	28,401	29,487	28,313